MARCUM
ACCOUNTANTS ▲ ADVISORS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of Stryve Foods, Inc. on Form S-1, of our report dated March 31, 2021, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Stryve Foods, LLC as of December 31, 2020 and 2019 and for the years ended appearing in the Form 8-K filed on July 26, 2021 with the Securities and Exchange Commission. We also consent to the reference to our Firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Marcum LLP

Marcum LLP
New York, NY
December 30, 2021

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